MUTUAL RELEASE

THIS MUTUAL RELEASE (this "Agreement") is entered into this 23rd day of April, 2012, by and between BRAD E. HEIDELBERG ("Director") and CROSS BORDER RESOURCES, INC. (the "Company") (collectively referred to as the "Parties") to resolve all issues related to or arising out of Director’s serving on the Board of Directors with the Company through the Change of Control Date. This Agreement is delivered in connection with that certain Agreement dated April 23, 2012, by and between Red Mountain Resources, Inc. and the Company and becomes effective on the Change of Control Date as defined therein. In consideration of the mutual covenants contained herein, the sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.          Release By Director. Subject to the conditions hereinafter set forth, Director hereby:

(a)     forever releases and discharges the Company and its respective officers, directors, stockholders, agents, employees, subsidiaries, affiliates, successors and assigns (collectively, the "Released Persons") from any and all claims, actions, causes of actions and demands of Director, known or unknown, that Director may have against the Released Persons, and any other claims that may arise in connection with Director's capacity as an employee, officer, director or stockholder of the Company (whether directly or derivatively through the Company) through the date hereof, including, without limitation, all damages, obligations, liabilities, costs and expenses incurred or otherwise suffered by Director in connection therewith; specifically excluding, however, any claims for breach of any representation, warranty, obligation or covenant by the Company contained in this Agreement; and

(b)     covenants and agrees not to sue or bring, or cause or permit to be commenced, any action or legal proceeding against the Company or any of such Released Persons in connection with any claim, action, cause of action or demand released by Director herein.

Without limiting the foregoing terms, this Agreement specifically includes and extinguishes all known or unknown claims, suits, actions, causes of action, demands or charges for age, sex, gender, pregnancy, sexual orientation, race, color, national origin, disability discrimination, or discrimination on any other basis, retaliation, "whistle-blowing," any and all wage claims, breach of contract, wrongful discharge, detrimental reliance, retaliatory discharge, infliction of emotional distress claims, any other tort claims, and any and all claims, suits, actions, causes of action, demands or charges arising from any alleged violation by or on behalf of the Released Persons, of any federal, state or local constitution, statute, regulation, ordinance, order, public policy or common law. Nothing in this Agreement precludes Director from asserting any claim he/she may have pursuant to the Texas Workers’ Compensation Act, nor shall this Agreement preclude Director from asserting any claim to enforce the terms of this Agreement or for a breach of this Agreement. This release does not limit or proscribe Director’s non-waivable right to participate as a witness or cooperate in any investigation by the EEOC or other agency, apply to any claim arising out of conduct occurring after the date this Agreement is signed, apply to any claim to enforce the terms of this Agreement or apply to any claim to challenge the validity of this Agreement under the Older Workers’ Benefit Protection Act.

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2.          Release By Company. Subject to the conditions hereinafter set forth, and in exchange for the agreements of Director herein, the Company hereby:

(a)     forever releases and discharges Director, his heirs and personal representatives, from any and all claims, actions, causes of action and demands of the Company, its officers, directors, and other stockholders, known or unknown, arising out of or in any way relating to any claims heretofore made by such persons against Director, and any other claims that may arise in connection with Director's capacity as an employee, officer or stockholder of the Company (whether directly or indirectly) through the date hereof, including without limitation all damages, costs and expenses incurred or otherwise suffered by the Company, its officers, directors, and other stockholders in connection therewith, specifically excluding, however, any claim for breach of any representation, warranty, obligation or covenant of Director contained in this Agreement and any claims, actions, causes of actions and demands arising from any deliberately dishonest, malicious or fraudulent act or omission or any willful violation of law by Director; and

(b)     covenants and agrees not to sue or bring, or cause or permit to be commenced, any action or legal proceeding, against Director, his heirs or personal representatives in connection with any claim, action, cause of action or demand released by such persons herein.

2.          Mutual Assurances. The Parties hereto hereby mutually affirm and warrant to the other that they are unaware of any asserted or unasserted claims, causes of action or lawsuits against or by either party against the other, and as set forth elsewhere in this Agreement, do hereby mutually release and hold each other harmless from any such claims that may now exist or subsequently arise.

3.          Indemnification and Insurance.

(a)     Indemnification. The Company agrees to indemnify and hold harmless Director from and against all costs, damages, expenses, liabilities, claims, suits and causes of action of every nature (“Claims”) arising out of or in connection with Director’s employment with the Company; provided, however, that the Company shall have no obligation to indemnify or hold harmless Director from any Claims arising from any deliberately dishonest, malicious or fraudulent act or omission or any willful violation of law by Director.

(b)     Insurance. The Company agrees that it will maintain its existing directors and officers liability insurance policy until December 31, 2015; provided, however, that the Company shall have the option to terminate such policy at any time and obtain tail insurance in its place providing for coverage of the Director on the date prior to the date hereof so long as coverage under such tail policy extends through December 31, 2015.

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4.          No Encouragement of Claims. The Parties will not encourage any person to file a lawsuit, claim, or complaint against any of the Parties. The Parties will not assist any person who has filed a lawsuit, claim, or complaint against any of the Parties unless it is required to render such assistance pursuant to a lawful subpoena or other legal obligation.

5.          Cooperation. Director agrees to cooperate with Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Company including, without limitation, Director being available to Company upon reasonable notice for interviews and factual investigations, appearing at Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Company all pertinent information and turning over to Company all relevant documents which are or may come into Director’s possession.

6.          Applicable Law. This Agreement shall be governed by, construed, and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Texas without giving effect to that State’s principles regarding conflict of laws.

7.          Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To facilitate the execution of this Agreement, this Agreement may be executed by facsimile signature, with the original signature to be provided promptly after facsimile transmission.

READ CAREFULLY.

THIS DOCUMENT CONTAINS A RELEASE OF ALL

KNOWN AND UNKNOWN CLAIMS.

BRAD E. HEIDELBERG /s/Brad E. Heidelberg	CROSS BORDER RESOURCES, INC. By: /s/Everett Willard Gray II
Everett Willard Gray II Chairman and CEO
April 22, 2012	April 23, 2012
Date Signed by Director	Date Signed by Company

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